Exhibit 99.1
Contact: Don M. Gibson                   For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 9% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO – (April 15, 2004) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, today announced earnings for the first quarter ended March 31, 2004 were $0.35 per share, ($969,000), up from the $0.32 per share ($885,000) the Company earned during the same quarter in the prior year. This represents a 9% increase in quarterly earnings per share.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 75,271 shares of common stock under this plan at an average cost of $16.66 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has nine branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-04	31-Mar-03

Total interest income	$4,841	$5,304
Total interest expense	2,050	2,778
Provision for loan losses	189	255

Net interest income after
provision for loan losses	2,602	2,271
Noninterest income	850	1,093
Noninterest expense	2,043	2,051

Income before income tax	1,409	1,313
Income tax expense	440	428

Net income	$969	$885

Net income per share-basic	$0.35	$0.32

Net income per share-diluted	$0.33	$0.31

Annualized return on average assets	1.01%	0.94%
Annualized return on average equity	10.08%	9.61%
Net interest margin	3.06%	2.79%

	At	At
Financial Condition Data:	31-Mar-04	31-Mar-03

Cash and cash equivalents	$13,021	$13,190
Investments	16,569	16,104
Loans,net of allowance for loan losses	351,320	327,436
3/31/2004 - $4,075; 3/31/2003 - $2,803
Other assets	15,638	18,896

Total assets	$396,548	$375,626

Deposits	$244,109	$230,627
FHLB advances	110,382	104,782
Other liabilities	3,491	4,051

Total liabilities	357,982	339,460

Stockholder's equity	38,566	36,166

Total liabilities and stockholder equity	$396,548	$375,626

Equity to assets ratio	10%	10%

Book value per share	$13.76	$12.94

Non performing assets	$931	$1,515